Exhibit 99.1

Company Contact:

Charles R. Daniel, III

Chief Financial Officer

(314) 621‑0699

Final for Release

Investor Contacts:

ICR, Inc.

Allison Malkin

(203) 682-8225

BAKERS FOOTWEAR GROUP REPORTS FOURTH QUARTER AND FISCAL 2010 RESULTS

Fourth Quarter Comparable Store Sales Increase 2.6%

Comparable Store Sales Increase 9.8% for the First Eight Weeks of Fiscal Year 2011

ST. LOUIS, Mo. March 28, 2011 – Bakers Footwear Group, Inc. (OTC Bulletin Board: BKRS.OB), a leading specialty retailer of moderately priced fashion footwear for young women, with 231 stores, today announced results for the thirteen and fifty two-weeks ended January 29, 2011.

For the fourth quarter, the thirteen weeks ended January 29, 2011:

•	Net sales were $58.2 million, an increase of 1.0% from $57.6 million for the thirteen-week period ended January 30, 2010;
•	Comparable store sales increased 2.6% following an increase of 3.9% in the prior-year period;
•

Gross profit was $20.6 million, or 35.3% of net sales, compared to $21.0 million, or 36.4% of net sales, in the fourth quarter last year. This decrease reflects increased costs related to the launch of H by Halston and increased promotional activity on boots and booties due to softer than expected demand in December to allow the Company to end the year positioned for the spring season;

•	Selling, general and administrative expenses were $15.1 million, or 25.9% of net sales, compared to $14.8 million, or 25.8% of net sales, in the prior-year period;
•	Operating income was $5.5 million, compared to $6.1 million in the fourth quarter last year; and
•	Net income was $5.2 million or $0.54 per diluted share, compared to $5.6 million, or $0.72 per diluted share in the fourth quarter last year.

Peter Edison, Chairman and Chief Executive Officer of Bakers Footwear Group commented, “We achieved solid profitability in the fourth quarter fueled by positive comparable store sales and a 9.9% increase in multi-channel sales despite increased promotional activity toward the end of the quarter to position our business for a much improved spring season.  The year included progress toward our key initiatives to increase sales and position our Company for improved long term operating performance.  To this end, we continued our fashion leadership in footwear, which is demonstrated by the achievement of our third consecutive year of positive comparable store sales in 2010.  We introduced exclusive brands in our Bakers stores to provide further differentiation in our offerings, which is expected to increase customer loyalty and broaden our consumer reach.  We also capitalized on the significant runway that we see ahead to increase our multi-channel sales.  At the same time, we continued to tightly manage expenses.  Our increased inventory levels at year end reflected the early receipt of spring goods with aging improved from 2009.  We also are happy to note that we completed the repayment of our subordinated secured term loan during the fourth quarter.”

“As we begin fiscal 2011, our business is off to an encouraging start with comparable store sales increasing 9.8% for the first eight weeks of the fiscal year.  We attribute the growth in our sales to our ability to identify key footwear trends for our customers with our sales growth led by robust regular price selling across our spring shoe offerings.  We are also very pleased with the response to our introduction of our exclusive H. By Halston and Wild Pair brands.  We will continue our  focus on controlling expenses while maximizing opportunities to drive profitable sales and expect to further advance our goal of delivering improved operating performance this year in our ongoing effort to increase value for our stakeholders.”

For the fiscal year, the fifty-two weeks ended January 29, 2011:

Net sales were $185.6 million, up from $185.4 million for the fifty-two weeks ended January 30, 2010;
Comparable store sales increased 1.7%, compared to a 1.3% increase in fiscal 2009;
Gross profit was $49.6 million, or 26.7% of net sales, compared to $53.4 million, or 28.8% of net sales in fiscal 2009;
Selling, general and administrative expenses were $55.6 million, or 30.0% of net sales, compared to $56.8 million, or 30.6% of net sales, in fiscal 2009;
Impairment expense was $1.4 million, reflecting non-cash charges associated with certain underperforming stores, compared to $2.8 million in fiscal 2009;
Operating loss was $7.5 million, compared to an operating loss of $6.5 million in fiscal 2009; and
Net loss was $9.3 million or $1.14 per share, compared to a net loss of $9.1 million, or $1.24 per share in fiscal 2009.

For the first eight weeks of fiscal 2011 ended March 26, 2011, comparable store sales increased 9.8% compared to an increase of 1.6% in the same period last year.

Based on the Company’s business plan, the Company believes it has adequate liquidity to fund anticipated working capital requirements and expects to be in compliance with its financial covenants through the next twelve months.  The Company’s most recent Quarterly Report on Form 10-Q, and the Company’s most recent Annual Report on Form 10-K discuss the Company’s business plan and disclose in detail the risks of the Company’s current liquidity situation and its ability to comply with its financial covenants.

Annual Meeting

Separately, the Company announced that its 2011 Annual Meeting of Stockholders will be held on June 15, 2011 at 11:00 a.m., at the Marriott Residence Inn, 525 South Jefferson Avenue, St. Louis, Missouri 63103.

Conference Call

The Company announced that it will conduct a conference call to discuss its fourth quarter and fiscal 2010 results today, Monday, March 28, 2011 at 9:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784, approximately five minutes prior to the start of the call. The conference call will also be webcast live at http://viavid.net/dce.aspx?sid=00008358. A replay of this call will be available until April 4, 2011 and can be accessed by dialing (877) 870-5176, and entering PIN number 369645. The webcast will remain available until April 28, 2011 at the same web address.

About Bakers Footwear Group, Inc.

Bakers Footwear Group, Inc. is a national, mall-based, specialty retailer of distinctive footwear and accessories for young women. The Company’s merchandise includes private label and national brand dress, casual and sport shoes, boots, sandals and accessories. The Company currently operates 231 stores nationwide. Bakers’ stores focus on women between the ages of 16 and 35. Wild Pair stores offer fashion-forward footwear to both women and men between the ages of 17 and 29.

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS (WITHIN THE MEANING OF SECTION 27(A) OF THE SECURITIES ACT OF 1933 AND SECTION 21(E) OF THE SECURITIES EXCHANGE ACT OF 1934). BAKERS FOOTWEAR HAS NO DUTY TO UPDATE SUCH STATEMENTS. ACTUAL FUTURE EVENTS AND CIRCUMSTANCES COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THIS STATEMENT DUE TO VARIOUS FACTORS. FACTORS THAT COULD CAUSE THESE CONDITIONS NOT TO BE SATISFIED INCLUDE INABILITY TO SATISFY DEBT COVENANTS, MATERIAL DECLINES IN SALES TRENDS AND LIQUIDITY, MATERIAL CHANGES IN CAPITAL MARKET CONDITIONS OR IN BAKERS FOOTWEAR’S BUSINESS, PROSPECTS, RESULTS OF OPERATIONS OR FINANCIAL CONDITION, AND OTHER RISKS AND UNCERTAINTIES, INCLUDING THOSE DETAILED IN BAKERS FOOTWEAR’S MOST RECENT ANNUAL REPORT ON FORM 10-K AND MOST RECENT QUARTERLY REPORT ON FORM 10-Q, INCLUDING THOSE DISCUSSED IN “RISK FACTORS,” IN “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL POSITION AND RESULTS OF OPERATIONS” AND IN NOTE 2 TO THE FINANCIAL STATEMENTS IN THESE REPORTS, AND IN ITS OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Bakers Footwear Group, Inc. Income Statement Data	Thirteen Weeks Ended January 29, 2011	Thirteen Weeks Ended January 30, 2010	Fifty-two Weeks Ended January 29, 2011	Fifty-two Weeks Ended January 30, 2010
(in thousands, except per share data)	Unaudited	Unaudited	Unaudited

Net sales	$58,233	$57,630	$185,626	$185,369
Cost of merchandise sold, occupancy, and buying expenses	37,680	36,646	136,054	132,000
Gross profit	20,553	20,984	49,572	53,369

Operating expenses
Selling	11,365	11,187	40,365	40,827
General and administrative	3,728	3,659	15,252	15,929
Loss on disposal of property and equipment	3	8	71	306
Impairment of long-lived assets	—	—	1,416	2,762
Operating income (loss)	5,457	6,130	(7,532)	(6,455)

Interest expense	(537)	(544)	(2,074)	(2,724)
Other income, net	10	4	127	97
Income (loss) before income taxes	4,930	5,590	(9,479)	(9,082)

Income tax expense (benefit)	(239)	—	(187)	—

Net income (loss)	$5,169	$5,590	$(9,292)	$(9,082)

Basic earnings (loss) per share	$0.56	$0.76	$(1.14)	$(1.24)
Diluted earnings (loss) per share	$0.54	$0.72	$(1.14)	$(1.24)

Weighted average shares outstanding
Basic	9,229	7,383	8,174	7,328
Diluted	9,779	7,869	8,174	7,328

Cash Flow Data
Cash provided by (used in) operating activities			$(502)	$3,920
Cash used in investing activities			(995)	(428)
Cash provided by (used in) financing activities			1,489	(3,472)
Net increase (decrease) in cash			(8)	20

Supplemental Data
Comparable store sales increase	2.6%	3.9%	1.7%	1.3%
Gross profit percentage	35.3%	36.4%	26.7%	28.8%
Unused borrowing capacity at end of period			$3,060	$1,928
Number of stores at end of period			232	238

Bakers Footwear Group, Inc. Balance Sheet Data	January 29, 2011	January 30, 2010
(in thousands)	Unaudited
Cash	$146	$155
Accounts receivable	1,485	1,387
Inventories	25,912	20,233
Other current assets	971	1,235
Current assets	28,514	23,010

Property and equipment, net	18,405	24,757
Other assets	1,087	851
	$48,006	$48,618

Accounts payable	$16,010	$10,139
Revolving credit facility	10,449	10,532
Subordinated secured term loan	―	2,785
Subordinated convertible debentures	―	4,000
Other current liabilities	10,763	9,839
Current liabilities	37,222	37,295

Accrued noncurrent rent liabilities	8,648	9,183
Subordinated convertible debentures	4,000	―
Subordinated debenture	4,123	―

Shareholders’ equity (deficit)	(5,987)	2,140
	$48,006	$48,618